Exhibit 99.1

News Release

Enpro Reports Second Quarter 2024 Results

Reports Strong Quarter; Narrows Earnings Guidance Range for Full Year 2024

Second Quarter 2024 Highlights
(All results reflect comparisons to prior-year period, from continuing operations, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical measures to GAAP measures)

•Sales of $271.9 million down 1.8%; organic sales down 5.0%

•GAAP income from continuing operations attributable to Enpro Inc., net of tax of $26.7 million compared to a loss of $18.6 million

•Adjusted EBITDA* up 14.0% to $74.0 million; adjusted EBITDA margin* up 380 bps to 27.2%

•Continued strong performance in Sealing Technologies and sequential improvement in sales and adjusted segment EBITDA in Advanced Surface Technologies ("AST")

•GAAP diluted earnings per share from continuing operations of $1.27, compared to diluted loss per share of $0.89

•Adjusted diluted earnings per share* from continuing operations up 13.7% to $2.08 versus $1.83

•Narrows full year 2024 earnings guidance for adjusted EBITDA to the range of $260 to $270 million and adjusted diluted earnings per share guidance to the range of $7.00 to $7.60. Adjusts full year 2024 revenue guidance to be approximately flat

CHARLOTTE, NC, August 6, 2024 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the quarter and six months ended June 30, 2024.

“Enpro delivered strong performance in the second quarter, headlined by record profitability in Sealing Technologies. In Advanced Surface Technologies, we saw sequential improvement in segment revenue and adjusted segment EBITDA. For the remainder of the year, while we still expect sequential improvement in AST, we now expect the magnitude of recovery in semiconductor capital equipment spending to be more gradual,” said Eric Vaillancourt, President and Chief Executive Officer. "I am confident that as market dynamics improve in AST, we are well-positioned to drive profitable growth and deliver enhanced value for our shareholders.”

Mr. Vaillancourt added, “Once again, we have demonstrated the resiliency of Enpro’s differentiated portfolio and business model as we continue to invest in growth and operational improvement initiatives across the business. The strength of our balance sheet provides us with ample flexibility to continue investing across the company to capitalize on organic growth opportunities, while pursing strategic acquisitions that complement our best-in-class portfolio."

Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended June 30,
	2024	2023	Change
Net sales	$271.9	$276.9	(1.8)%
Income (loss) from continuing operations attributable to Enpro Inc., net of tax	$26.7	$(18.6)	nm
Diluted earnings (loss) per share from continuing operations	$1.27	$(0.89)	nm
Adjusted income from continuing operations*	$43.9	$38.2	14.9%
Adjusted diluted earnings per share*	$2.08	$1.83	13.7%
Adjusted EBITDA*	$74.0	$64.9	14.0%
Adjusted EBITDA margin*	27.2%	23.4%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations to GAAP measures.

Second Quarter 2024 Consolidated Results

Sales of $271.9 million decreased 1.8% compared to last year. Excluding the impacts of the AMI acquisition and foreign exchange translation, sales declined 5.0% year-over-year. Slower semiconductor markets, as well as weaker demand in commercial vehicle OEM and general industrial in Asia, more than offset the contribution from strategic pricing actions and strength in nuclear and aerospace markets. Stability and growth in the company's aftermarket products and recurring solutions across both segments contributed positively during the quarter.

Corporate expense of $10.5 million in the second quarter of 2024 decreased from $15.6 million in the second quarter of 2023. Last year, corporate expense was unfavorably impacted by approximately $4 million due to mark-to-market valuation of awards under long-term equity incentive plans, compared to a favorable impact of approximately $1 million in the current quarter. Changes to the structure of the incentive plans initiated in 2023 mitigate the volatility of corporate expenses due to share price performance.

Income from continuing operations attributable to Enpro Inc., net of tax was $26.7 million, compared to a loss of $18.6 million in the prior-year period. Diluted earnings per share was $1.27, compared to a loss of $0.89 in the prior year. The year-over-year increase was driven primarily by operating performance in Sealing Technologies, lower corporate expense and the non-recurrence of a non-cash goodwill impairment charge taken last year.
Adjusted net income from continuing operations* of $43.9 million increased 14.9% compared to the second quarter of 2023 and adjusted diluted earnings per share* increased 13.7% to $2.08, compared to $1.83 in the prior-year period.

Adjusted EBITDA* of $74.0 million, or 27.2% of total sales, increased 14.0% compared to the prior-year period driven primarily by strong results in the Sealing Technologies segment and lower corporate expense.
Second Quarter 2024 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets
Garlock, STEMCO, and Technetics Group

	Quarters Ended June 30,
(Dollars in millions)	2024	2023	Change
Sales	$184.0	$176.7	4.1%
Adjusted segment EBITDA	$65.4	$56.3	16.2%
Adjusted segment EBITDA margin	35.5%	31.9%

•Sales increased 4.1% versus the prior-year period. Excluding the addition of AMI and foreign exchange translation, sales decreased 0.8% as weaker demand in commercial vehicle OEM and general industrial in Asia was offset in part by strategic pricing actions, strength in nuclear and aerospace, and a slight improvement in sales in food and pharma.
•Adjusted segment EBITDA of $65.4 million was up 16.2% year-over-year, with adjusted segment EBITDA margin expanding approximately 360 basis points. Excluding the impacts of the acquisition and foreign exchange translation, adjusted segment EBITDA increased 7.3%. The increase was driven primarily by favorable mix, strategic pricing actions and effective cost management.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended June 30,
(Dollars in millions)	2024	2023	Change
Sales	$88.1	$100.3	(12.2)%
Adjusted segment EBITDA	$19.1	$24.1	(20.7)%
Adjusted segment EBITDA margin	21.7%	24.0%

•Sales decreased 12.2% versus the prior-year period driven primarily by current semiconductor market conditions.
•Adjusted segment EBITDA decreased 20.7% versus the prior-year period and adjusted segment EBITDA margin declined by 230 basis points, driven primarily by the decline in volume.

Balance Sheet, Cash Flow and Capital Allocation

During the six months ended June 30, 2024, the company generated $49.5 million of cash flow from operating activities of continuing operations and $35.5 million of free cash flow, net of $14.0 million in capital expenditures. This compares to $78.5 million of cash flow from operating activities of continuing operations, or $66.5 million of free cash flow, net of $12.0 million in capital expenditures in the prior year. During the second quarter, the company paid a regular quarterly dividend of $0.30 per share, with dividend payments totaling $12.7 million for the six months ended June 30, 2024.

Enpro ended the second quarter with total debt of $661.5 million and cash and cash equivalents of $175.9 million.

Quarterly Dividend

Enpro declared a regular quarterly dividend of $0.30 per share on August 1, 2024. The dividend is payable on September 18, 2024 to shareholders of record as of the close of business on September 4, 2024.

2024 Guidance

Enpro now expects 2024 revenue to be approximately flat with 2023, versus prior guidance of low-to-mid single- digit growth. Expected adjusted EBITDA and adjusted diluted earnings per share for 2024 are now expected to be in the ranges of $260 million to $270 million and $7.00 to $7.60, respectively, versus the company’s prior view of $260 million to $280 million and $7.00 to $7.80, respectively.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, August 6, at 8:30 a.m. Eastern Time to discuss second quarter 2024 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13735651. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2024 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2024 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition of government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, changes in long-term compensation expense due to changes in the company’s common stock price, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs, and the impact of changes in foreign exchange rates, in each case subsequent to June 30, 2024.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at http://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Net sales	$271.9	$276.9	$529.4	$559.5
Cost of sales	152.9	162.1	304.2	328.6
Gross profit	119.0	114.8	225.2	230.9
Operating expenses:
Selling, general and administrative	70.3	73.2	147.7	144.7
Goodwill impairment	—	60.8	—	60.8
Other	0.7	0.2	1.5	1.0
Total operating expenses	71.0	134.2	149.2	206.5
Operating income (loss)	48.0	(19.4)	76.0	24.4
Interest expense	(10.7)	(12.4)	(21.0)	(24.1)
Interest income	1.2	3.8	3.3	7.6
Other expense	(2.1)	(0.6)	(7.6)	(2.4)
Income (loss) from continuing operations before income taxes	36.4	(28.6)	50.7	5.5
Income tax benefit (expense)	(9.7)	5.8	(11.5)	(2.3)
Income (loss) from continuing operations	26.7	(22.8)	39.2	3.2
Income from discontinued operations, including gain on sale, net of tax	—	—	—	11.4
Net income (loss)	26.7	(22.8)	39.2	14.6
Less: net loss attributable to redeemable non-controlling interest	—	(4.2)	—	(4.2)
Net income (loss) attributable to Enpro Inc.	$26.7	$(18.6)	$39.2	$18.8

Income (loss) attributable to Enpro Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$26.7	$(18.6)	$39.2	$7.4
Income from discontinued operations, including gain on sale, net of tax	—	—	—	11.4
Net income (loss) attributable to Enpro Inc.	$26.7	$(18.6)	$39.2	$18.8

Basic earnings (loss) per share:
Continuing operations	$1.27	$(0.89)	$1.87	$0.35
Discontinued operations	—	—	—	0.55
Basic earnings (loss) per share	$1.27	$(0.89)	$1.87	$0.90
Average common shares outstanding	21.0	20.9	20.9	20.9

Diluted earnings (loss) per share.:
Continuing operations	$1.27	$(0.89)	$1.86	$0.35
Discontinued operations	—	—	—	0.55
Diluted earnings (loss) per share	$1.27	$(0.89)	$1.86	$0.90
Average common shares outstanding	21.1	20.9	21.1	20.9

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2024 and 2023
(In Millions)
	2024	2023
Operating activities of continuing operations
Net income	$39.2	$14.6
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(11.4)
Taxes related to sale of discontinued operations	—	(3.3)
Depreciation	11.8	12.3
Amortization	38.0	35.1
Goodwill impairment	—	60.8
Promissory note reserve	4.5	—
Deferred income taxes	(1.2)	(0.9)
Stock-based compensation	6.9	5.4
Other non-cash adjustments	3.3	2.2
Change in assets and liabilities, net of effects of acquisition and sale of businesses:
Accounts receivable, net	(17.3)	0.9
Inventories	2.1	(0.1)
Accounts payable	(6.3)	(10.9)
Other current assets and liabilities	(25.0)	(24.8)
Other non-current assets and liabilities	(6.5)	(1.4)
Net cash provided by operating activities of continuing operations	49.5	78.5
Investing activities of continuing operations
Purchases of property, plant and equipment	(13.1)	(11.9)
Payments for capitalized internal-use software	(0.9)	(0.1)
Proceeds from sale of businesses, net	—	25.7
Purchase of short-term investments	—	(35.8)
Acquisition	(209.4)	—
Other	0.3	0.5
Net cash used in investing activities of continuing operations	(223.1)	(21.6)
Financing activities of continuing operations
Proceeds from debt	52.5	—
Repayments of debt	(38.6)	(7.9)
Purchase of non-controlling interest	(17.9)	—
Dividends paid	(12.7)	(12.2)
Other	(2.3)	(1.8)
Net cash used in financing activities of continuing operations	(19.0)	(21.9)
Cash flows of discontinued operations
Operating cash flows	—	(0.6)
Net cash used in discontinued operations	—	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	6.1
Net increase (decrease) in cash and cash equivalents	(193.9)	40.5
Cash and cash equivalents at beginning of period	369.8	334.4
Cash and cash equivalents at end of period	$175.9	$374.9
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$19.9	$23.3
Income taxes, net of refunds	$15.8	$13.6

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of June 30, 2024 and December 31, 2023
(In Millions)
	June 30,	December 31,
	2024	2023
Current assets
Cash and cash equivalents	$175.9	$369.8
Accounts receivable, net	136.2	116.7
Inventories	144.6	142.6
Prepaid expenses and other current assets	24.1	21.2
Total current assets	480.8	650.3
Property, plant and equipment, net	192.9	193.8
Goodwill	903.5	808.4
Other intangible assets	832.5	733.5
Other assets	112.2	113.5
Total assets	$2,521.9	$2,499.5

Current liabilities
Current maturities of long-term debt	$12.1	$8.1
Accounts payable	61.8	68.7
Accrued expenses	103.0	119.6
Total current liabilities	176.9	196.4
Long-term debt	649.4	638.7
Deferred taxes and non-current income taxes payable	153.7	120.7
Other liabilities	111.5	116.1
Total liabilities	1,091.5	1,071.9

Redeemable non-controlling interests	—	17.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	310.6	304.9
Retained earnings	1,154.6	1,128.0
Accumulated other comprehensive loss	(33.8)	(22.2)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,430.4	1,409.7
Total liabilities and equity	$2,521.9	$2,499.5

Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Six Months Ended June 30, 2024 and 2023
(Dollars In Millions)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sealing Technologies	$184.0	$176.7	$355.6	$350.0
Advanced Surface Technologies	88.1	100.3	174.1	209.7
	272.1	277.0	529.7	559.7
Less: intersegment sales	(0.2)	(0.1)	(0.3)	(0.2)
	$271.9	$276.9	$529.4	$559.5

Income (loss) from continuing operations attributable to Enpro Inc., net of tax	$26.7	$(18.6)	$39.2	$7.4

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sealing Technologies	$65.4	$56.3	$118.4	$106.0
Advanced Surface Technologies	19.1	24.1	36.4	53.5
	$84.5	$80.4	$154.8	$159.5

Adjusted Segment EBITDA Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sealing Technologies	35.5%	31.9%	33.3%	30.3%
Advanced Surface Technologies	21.7%	24.0%	20.9%	25.5%
	31.1%	29.0%	29.2%	28.5%

Reconciliation of Income (Loss) from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted Segment EBITDA
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Income (loss) from continuing operations attributable to Enpro Inc., net of tax	$26.7	$(18.6)	$39.2	$7.4
Plus: net loss attributable to redeemable non-controlling interests	—	(4.2)	—	(4.2)
Income (loss) from continuing operations	26.7	(22.8)	39.2	3.2
Income tax benefit (expense)	(9.7)	5.8	(11.5)	(2.3)
Income (loss) from continuing operations before income taxes	36.4	(28.6)	50.7	5.5
Acquisition expenses	0.2	—	3.5	—
Non-controlling interest compensation allocation	—	(0.7)	—	(0.3)
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Restructuring expense	0.6	0.3	1.1	0.7
Depreciation and amortization expense	25.2	23.8	49.8	47.3
Corporate expenses	10.5	15.6	22.7	26.6
Interest expense, net	9.5	8.6	17.7	16.5

Goodwill impairment	—	60.8	—	60.8
Other expense, net	2.1	0.6	7.6	2.4
Adjusted segment EBITDA	$84.5	$80.4	$154.8	$159.5

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

In 2024, we refined our definition of adjusted segment EBITDA and corporate expenses to include certain other income or expenses previously reported in other expense, net. These items were primarily comprised of bank fees and certain foreign exchange transaction gains and losses. As a result of this change, for the quarter ended June 30, 2023, we increased Sealing Technologies adjusted segment EBITDA by $0.1 million and increased corporate expenses by $0.6 million. For the six months ended June 30, 2023, we increased Sealing Technologies adjusted segment EBITDA by $0.1 million, decreased Advanced Surface Technologies adjusted segment EBITDA by $0.1 million, and increased corporate expenses by $0.9 million.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Six Months Ended June 30, 2024 and 2023
(In Millions)

	Quarter Ended June 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$0.2	$—	$0.2
Restructuring and impairment expense	$0.6	$—	$0.6
Depreciation and amortization expense	$8.3	$16.9	$25.2

	Quarter Ended June 30, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation	$—	$(0.7)	$(0.7)
Restructuring and impairment expense	$0.1	$0.2	$0.3
Depreciation and amortization expense	$6.4	$17.4	$23.8

	Six Months Ended June 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.5	$—	$3.5
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring expense	$1.1	$—	$1.1
Depreciation and amortization expense	$16.1	$33.7	$49.8

	Six Months Ended June 30, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation	$—	$(0.3)	$(0.3)
Restructuring expense	$0.2	$0.5	$0.7
Depreciation and amortization expense	$12.6	$34.7	$47.3

Enpro Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Six Months Ended June 30, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended June 30,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income (loss) from continuing operations attributable to Enpro Inc., net of tax	$26.7	21.1	$1.27		$(18.6)	20.9	$(0.89)
Net loss from redeemable non-controlling interests	—				(4.2)
Income tax benefit (expense)	9.7				(5.8)
Income (loss) from continuing operations before income taxes	36.4				(28.6)

Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	0.2				—
Non-controlling interest compensation allocations	—				(0.7)
Amortization of acquisition-related intangible assets	19.2				17.2
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	0.7				0.2
Adjustments from other non-operating expense:
Asbestos receivable adjustment	(0.6)				—
Environmental reserve adjustments	2.1				—
Costs associated with previously disposed businesses	0.1				0.2
Pension expense (non-service cost)	0.1				0.4
Goodwill impairment	—				56.6
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.4				0.3
Other adjustments:
Other	(0.1)				(0.2)
Adjusted income from continuing operations before income taxes	58.5				45.4
Adjusted income tax expense	(14.6)				(11.4)
Net loss from redeemable non-controlling interests	—				4.2
Adjusted income from continuing operations	$43.9	21.1	$2.08	3	$38.2	20.9	$1.83	3

	Six Months Ended June 30,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to Enpro Inc., net of tax	$39.2	21.1	$1.86		$7.4	20.9	$0.35
Net loss from redeemable non-controlling interests	—				(4.2)
Income tax expense	11.5				2.3
Income from continuing operations before income taxes	50.7				5.5

Adjustments from selling, general, and administrative:
Acquisition expenses	3.5				—
Non-controlling interest compensation allocations	—				(0.3)
Amortization of acquisition-related intangible assets	37.7				34.4
Adjustments from other operating expense and cost of sales:
Restructuring expense	1.5				1.0
Amortization of the fair value adjustment to acquisition date inventory	1.7				—
Adjustments from other non-operating expense:
Asbestos receivable adjustment	(0.6)				—
Environmental reserve adjustments	2.3				0.1
Costs associated with previously disposed businesses	0.4				0.5
Pension expense (non-service cost)	0.1				0.7
Goodwill impairment	—				56.6
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.9				0.9
Long-term promissory note reserve[2]	4.5				—
Other adjustments:
Other	—				0.3
Adjusted income from continuing operations before income taxes	102.7				99.7
Adjusted income tax expense	(25.7)				(24.9)
Net loss from redeemable non-controlling interests	—				4.2
Adjusted income from continuing operations	$77.0	21.1	$3.65	3	$79.0	20.9	$3.77	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. The adjustments in the table above relate solely to expenses attributable to Enpro Inc. and have been adjusted to remove any amounts attributable to non-controlling interests.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
2We issued a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
3Adjusted diluted earnings per share.

Enpro Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to Enpro Inc., Net of Tax to Adjusted EBITDA (Unaudited)
For the Six Months Ended June 30, 2024 and 2023
(In Millions)
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Income (loss) from continuing operations attributable to Enpro Inc., net of tax	$26.7	$(18.6)	$39.2	$7.4
Net loss from redeemable non-controlling interests	—	(4.2)	—	(4.2)
Income (loss) from continuing operations	26.7	(22.8)	$39.2	$3.2

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	9.5	8.6	17.7	16.5
Income tax expense (benefit)	9.7	(5.8)	11.5	2.3
Depreciation and amortization expense	25.2	23.9	49.8	47.4
Restructuring expense	0.7	0.2	1.5	1.0
Environmental reserve adjustments	2.1	—	2.3	0.1
Costs associated with previously disposed businesses	0.1	0.2	0.4	0.5
Acquisition expenses	0.2	—	3.5	—
Pension expense (non-service cost)	0.1	0.4	0.1	0.7
Non-controlling interest compensation allocation	—	(0.7)	—	(0.3)
Asbestos receivable adjustment	(0.6)	—	(0.6)	—
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Goodwill impairment	—	60.8	—	60.8
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.4	0.3	0.9	0.9
Long-term promissory note reserve[2]	—	—	4.5	—
Other	(0.1)	(0.2)	—	0.3
Adjusted EBITDA	$74.0	$64.9	$132.5	$133.4

1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
2We issued a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the six months ended June 30, 2024, approximately 46% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Six Months Ended June 30, 2024
Net cash provided by operating activities of continuing operations	$49.5
Purchases of property, plant, and equipment	(13.1)
Payments for capitalized internal-use software	(0.9)
Free cash flow	$35.5

Free Cash Flow - Six Months Ended June 30, 2023
Net cash provided by operating activities of continuing operations	$78.5
Purchases of property, plant, and equipment	(11.9)
Payments for capitalized internal-use software	(0.1)
Free cash flow	$66.5